Exhibit 99.2

 INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
(UNAUDITED)

Atlantis Plastics Films

For the Nine Months Ended September 30, 2008 and 2007

Atlantis Plastics Films

Unaudited Interim Condensed Combined Financial Statements

For the Nine-Months Ended September 30, 2008 and 2007

Contents

Condensed Combined Balance Sheets	1
Condensed Combined Statements of Operations	2
Condensed Combined Statement of Owner’s Net Investment (Deficit)	3
Condensed Combined Statements of Cash Flows	4
Notes to Condensed Combined Financial Statements	5

Atlantis Plastics Films

Condensed Combined Balance Sheets

(In Thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,260	$2,326
Accounts receivable (net of allowances of $2,142 and $1,296), respectively	31,942	28,162
Inventories, net	26,210	25,088
Other current assets	12,023	3,301
Deferred income tax assets	1,573	1,573
Total current assets	73,008	60,450

Property, plant, and equipment, net	32,686	36,830
Goodwill, net	—	31,102
Other assets	3,150	3,826
Total assets	$108,844	$132,208

Liabilities and owner’s net investment (deficit)
Current liabilities:
Accounts payable	$10,721	$10,983
Accrued expenses	3,092	4,191
Current portion of long-term debt	2,077	1,834
Long-term debt classified as current, including debt in default	128,452	114,748
Net payable due to Parent	10,800	8,371
Total current liabilities	155,142	140,127

Deferred income tax liabilities	3,184	3,184
Other liabilities	974	982

Commitments and contingencies

Owner’s net investment (deficit)	(50,456)	(12,085)
Total liabilities and owner’s net investment (deficit)	$108,844	$132,208

See accompanying notes.

Atlantis Plastics Films

Condensed Combined Statements of Operations

(In Thousands) (Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Net sales	$215,493	$202,456
Cost of goods sold	200,864	175,103
Gross profit	14,629	27,353

Selling, marketing general, and administrative expenses	21,500	16,230
Goodwill impairment	31,102	—
Operating (loss) income	(37,973)	11,123

Net interest expense	(11,864)	(10,756)
Other (expense) income	(152)	152
(Loss) income before benefit for income taxes	(49,989)	519

Benefit (provision) for income taxes	7,120	(192)
Net (loss) income	$(42,869)	$327

See accompanying notes.

Atlantis Plastics Films

Condensed Combined Statement of Owner’s Net Investment (Deficit)

(In Thousands) (Unaudited)

Balance at January 1, 2008		$(12,085)
Comprehensive loss:
Net loss	$(42,869)
Foreign currency translation adjustment	(68)
Comprehensive loss		(42,937)
Net transfers from Parent		4,566
Balance at September 30, 2008		$(50,456)

See accompanying notes.

Atlantis Plastics Films

Condensed Combined Statements of Cash Flows

(In Thousands) (Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net (loss) income	$(42,869)	$327
Adjustments to reconcile net (loss)/income to cash provided by operating activities:
Depreciation and amortization	4,476	4,763
Goodwill impairment charge	31,102	—
Loan fee amortization	606	563
Share-based compensation expense	238	263
Loss on disposal of assets	1	34
Deferred income taxes	—	(1,752)
Change in operating assets and liabilities:
Accounts receivable, net	(3,780)	(7,194)
Inventories, net	(1,122)	3,376
Other current assets	(8,722)	(3,738)
Accounts payable and accrued expenses	(1,361)	(1,498)
Net payable due to Parent	2,429	8,900
Other assets and liabilities	28	186
Net cash (used in) provided by operating activities	(18,974)	4,230

Cash flows from investing activities:
Capital expenditures	(333)	(4,609)
Net cash used in investing activities	(333)	(4,609)

Cash flows from financing activities:
Net borrowings under Parent’s credit facilities	14,633	2,081
Proceeds from issuance of long-term bonds	—	4,100
Payments of long-term bonds	(686)	(680)
Financing costs associated with credit agreements and unconsummated financing	(34)	(119)
Payments on note receivable from employee loan	—	275
Net cash transfers from (to) Parent	4,328	(4,874)
Cash provided by financing activities	18,241	783
(Decrease) Increase in cash and cash equivalents	(1,066)	404
Cash and cash equivalents at beginning of year	2,326	79
Cash and cash equivalents at end of year	$1,260	$483

See accompanying notes.

1. Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Atlantis Plastics Films (Plastics Films or the Company) is wholly owned subsidiary of Atlantis Plastics, Inc. (the Corporation or the Parent). The Company is a leading US manufacturer of polyethylene stretch and custom films used in a variety of industrial and consumer applications. The Company’s operations are structured in one segment: Plastic Films. Plastic Films manufactures stretch films, which are monolayer or multilayer plastic films used principally to wrap pallets of industrial and commercial goods for shipping or storage, custom film products that include high-grade laminating films and embossed films, and specialty films which serve the furniture, carpeting, textile, lamination, medical, beauty aids, manufacturing, and food packaging industries. Plastics Films also produces disposable consumer and institutional plastic products to the food service, party supply, and school and collegiate markets.

On August 10, 2008, the Corporation filed voluntary petitions for Chapter 11 reorganizations for itself and its subsidiaries in the United States Bankruptcy Court for the Northern District of Georgia to facilitate the sale of the Company. On August 11, 2008, the Corporation announced that it had reached a definitive agreement to sell substantially all of the assets of the Company to AEP Industries Inc. On October 6, 2008, the United States Bankruptcy Court for the Northern District of Georgia entered an order approving the previously announced acquisition of the Company by AEP Industries Inc. The Corporation further announced that it had reached an agreement with a consortium of lenders led by GE Business Financial Services Inc. for a $26.5 million post-petition financing facility which provided the Corporation with sufficient working capital and financial resources to continue normal business operations at all of its facilities. On October 30, 2008, AEP Industries Inc. completed the acquisition of substantially all of the assets of the stretch films, custom films and institutional products divisions of Atlantis Plastics, Inc. (collectively “Plastics Films”).

Basis of Presentation and Principles of Consolidation

The accompanying unaudited interim condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim combined financial statements. Accordingly, they do not include all of the information and footnotes required by GAAP for complete combined financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the fiscal year ended 2008.

The unaudited interim condensed combined financial statements of Plastics Films, reflect the accounts and results of operations of the stretch films, customs films and institutional products divisions of the Company. The accompanying unaudited interim condensed combined financial statements of Plastics Films have been prepared from the Corporation’s historical accounting

1. Nature of Business and Summary of Significant Accounting Policies (continued)

records and are presented on a carve-out basis reflecting those certain assets, liabilities, and operations. Plastics Films is an unincorporated business of the Corporation and, accordingly, Atlantis Plastics, Inc.’s net investment in these operations (Owner’s net investment (deficit)) is presented in lieu of stockholder’s equity because a direct ownership relationship did not exist among all the various entities comprising the Company during the periods presented. Transactions between the Company and Parent have been identified in the unaudited interim condensed combined financial statements as transactions with Parent (as noted below and Note 8).

All significant intra-division transactions have been eliminated. The unaudited interim condensed combined financial statements are not necessarily indicative of the combined financial position, results of operations and cash flows that might have occurred had the combined operations of Plastics Films been an independent entity not integrated into the Corporation’s other operations.

Allocation of Costs from Atlantis Plastics, Inc.

The Corporation charges Plastics Films for the estimated cost of certain functions that are managed by Atlantis Plastics, Inc. and can reasonably be directly attributed to the operations of the Company. These costs include dedicated human resource, legal, accounting and information systems support. The charges to Plastics Films are based on Parent management’s estimate of such services specifically used by the Company. Where determinations based on specific usage alone have been impracticable, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to the Company. The total of these allocations were approximately $9.9 million and $5.2 million for the nine month periods ended September 30, 2008 and 2007, respectively. Such allocations are not intended to represent the costs that would be, or would have been, incurred if Plastics Films was an independent business.

1. Nature of Business and Summary of Significant Accounting Policies (continued)

On a consolidated basis, the Corporation incurred approximately $22.0 and $20.0 million in interest expense for the nine months ended September 30, 2008 and 2007, respectively. Interest expense results from the Corporation’s credit facility and industrial development bonds and the related amortization of the capitalized direct financing fees incurred related to these financial instruments. The Corporation calculates and records interest expense monthly and allocates interest expense to its locations. For the nine months ended September 30, 2008 and 2007, approximately $11.3 and 10.2 million, respectively, in interest expense (excluding interest expense allocated related to the amortization of capitalized deferred financing fees) was allocated to Plastics Films by the Parent related to the credit facility and industrial development bonds.

The amount of the Owner’s net investment (deficit) included in the condensed combined balance sheets represents a net investment (deficit) as the result of various transactions between Plastics Films and the Corporation. There are no terms of settlement or inter-entity interest charges associated with the account balance. The balance is primarily a result of Plastics Films’ participation in the Corporation’s central cash management program, wherein all of the Company’s cash receipts are remitted to the Corporation and all cash disbursements are funded by the Corporation.

The combined condensed statement of operations includes expense allocations for the following:

Charges from Parent to the Company:

Corporate Services Fee: The Company is charged a services fee for costs related to corporate services provided by Parent. Costs allocated include compensation related costs and certain professional services fees including legal fees. The services fee is based on Parent’s incurred costs of such services utilized by the Company. The services fee is comprised of costs identified for dedicated employees managed centrally by Parent. The portion of the fee charged for dedicated employees includes a charge for their salaries, plus an overhead charge for these employees. These amounts are reflected in sales, marketing, general and administrative expenses within the accompanying condensed combined statements of operations.

Stock-Based Compensation Expense: Stock-based compensation expense is related to stock option issuances in the Parent’s common stock that have been granted to certain employees of the Company. Stock-based compensation expense is allocated on a specific employee identification basis. The expense is reflected in the accompanying condensed combined statements of operations in the same expense captions as the related salary costs of those employees.

1. Nature of Business and Summary of Significant Accounting Policies (continued)

The following table summarizes the expense allocations (excluding allocations of interest and taxes) reflected in the Company’s unaudited interim condensed combined financial statements for the periods indicated (in thousands):

	Nine Months
	Ended September 30,
	2008	2007
Charges from Parent to the Company:
Corporate service fee	$9,865	$5,230
Stock-based compensation expense	238	263

The Company and Parent consider the allocations of the Corporate services fee and stock-based compensation expense to be a reasonable estimate of the utilization of services. The Company’s costs and benefits received as a stand-alone company would likely be different than the amounts reflected in the interim condensed combined statements of operations.

All related activity between the Company and Parent are reflected as transactions in owner’s net investment (deficit) in the Company’s condensed combined balance sheets. The Company’s Parent has been its source of any required financing. Certain intercompany transactions between Parent and the Company are non-cash in nature. Accordingly, these non-cash transactions are included within the change in owner’s net investment (deficit) but do not affect the net cash transfers from Parent amounts included in the accompanying interim condensed combined statements of cash flows. The following table summarizes the cash and non-cash components within owner’s net investment (deficit) at September 30, 2008 and September 30, 2007 (in thousands):

	September 30,	September 30,
	2008	2007
Cash:
Net transfers from (to) Parent	$4,328	$(4,874)
Non-cash:
Stock-based compensation expense charged to the Company	238	263
Increase/(Decrease) in owner’s net investment (deficit)	$4,566	$(4,611)

2. Inventories

Inventories are stated at the lower of cost or market. Market is established based on the lower of replacement cost or estimated net realizable value, with consideration given to deterioration, obsolescence, and other factors. Cost includes materials, direct and indirect labor, and factory overhead and is determined using the first-in, first-out method. The components of inventory consist of the following at September 30, 2008 and December 31, 2007 (in thousands):

	September 30,	December 31,
	2008	2007
Raw materials	$13,702	$13,034
Work in progress	106	—
Finished goods	12,977	12,714
Inventory reserves	(575)	(660)
Total inventories, net	$26,210	$25,088

3. Goodwill

Goodwill represents the excess of the purchase price of our acquisitions over the fair value of the assets acquired.  The changes in the carrying amount of goodwill for the nine months ended September 30, 2008 are as follows (in thousands):

Plastics Films
Balance at January 1, 2008	$31,102
Goodwill impairment	(31,102)
Balance at September 30, 2008	$—

Analysis of the potential impairment of goodwill requires a two-step process, as stated in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”  The first step is the estimation of the fair value of each reporting unit. If step one indicates that impairment potentially exists, the second step is performed to measure the amount of the impairment, if any. Goodwill impairment exists when the estimated fair value of the goodwill is less than its carrying value.  At September 30, 2008, the Company completed the first step of its goodwill impairment analysis.

The Company estimated the fair value of its reporting unit based on the purchase price by AEP Industries, Inc. The Company concluded that an impairment loss was probable and could be reasonably estimated.  Based on these results, the goodwill balances were impaired as noted in

3. Goodwill (continued)

the table above.  The total impact of the goodwill impairment estimate in the nine months ended September 30, 2008 was $31.1 million.  There were no such impairments in 2007.

The Company is still in the process of finalizing the second step of the goodwill analysis of the reporting unit and expects to complete the full evaluation during 2009.  There could be adjustments to the preliminary goodwill impairment charge once the second step of the goodwill impairment analysis is further refined and completed.  These impairments and adjustments could be material.  Any adjustments to the Company’s preliminary estimates as a result of completing this analysis would be reflected and disclosed in the financial statements for the year-ended December 31, 2008.

4. Long-Term Debt

Long-term debt consists of the following at September 30, 2008 and December 31, 2007 (in thousands):

	September 30,	December 31,
	2008	2007
Senior secured term loan	$61,915	$62,236
Junior secured term loan	39,996	39,996
Revolving line of credit	23,178	8,320
Bonds	5,440	6,030
Total debt	130,529	116,582
Less current portion of long-term debt	(2,077)	(1,834)
Less long-term debt classified as current, including debt in default	(128,452)	(114,748)
Long-term debt	$—	$—

On March 22, 2005, the Corporation entered into a credit agreement (the Credit Agreement) with a syndicate of financial institutions (the Lenders). The Credit Agreement consists of a $120 million senior secured term loan (the Senior Term Loan), a $75.0 million junior secured term loan (the Junior Term Loan) and a $25.0 million revolving credit facility (the Revolver) and is secured by all of the Corporation’s and its subsidiaries’ assets, including property, plant, and equipment, inventory and receivables. The Senior Term Loan is payable in equal quarterly installments of $0.3 million beginning June 30, 2005 through June 30, 2011, with a final payment of $112.5 million due on September 22, 2011. The Junior Term Loan is due in its entirety on March 22, 2012. The Revolver matures in March 2011. On January 9, 2008, the Senior Term Loan lenders notified the Corporation that it was exercising their right under an Intercreditor Agreement, by and between the Senior Term Loan lenders and the Junior Term Loan lenders, to preclude the Corporation from making any payments, including interest, to the

4. Long-Term Debt (continued)

Junior Term Loan lenders. On March 21, 2008, the Corporation entered into a Third Amendment to Credit Agreement and Forbearance Agreement (the Forbearance Agreement) with its Senior Term Loan lenders. The Forbearance Agreement provided a special accommodation loan of $10 million, subject to certain limitations, and required the Corporation to retain a financial advisor and an investment banker to explore strategic alternatives, including the sale of the Corporation, increased the applicable margin by 0.75% and charged other fees, and amended the covenants to include a minimum EBITDA covenant through May 31, 2008, among other items. In exchange, the Lenders that were party to the Credit Agreement agreed to forbear from exercising their rights to accelerate obligations existing under the Credit Agreement for 120 days, unless sooner terminated in the event of a forbearance default.

In 2005, the Corporation allocated the Senior Term Loan and Junior Term Loan debt to its divisions, including the Company, based on location assets as a percentage of the location’s combined total assets. Resulting from this allocation methodology, the Company was allocated $64.0 million of the Senior Term Loan and $40.0 million of the Junior Term Loan debt. As of September 30, 2008, the amount owed on the Junior Term Loan has remained unchanged and the Senior Term Loan amount owed has been reduced to $61.9 million for the Company resulting from payments made by the Corporation.

In November 2005, the Corporation issued $3.5 million of industrial development bonds relating to the improvement and expansion of its Cartersville, Georgia manufacturing plant. The bonds are secured by the equipment for which the proceeds were used. The bonds are payable in equal monthly installments of approximately $57,000 beginning in January 2006 through December 2011. Interest accrues on the bonds at 5.15% per annum. The Corporation was in default for violating cross-default provisions of the industrial development bonds.

In February 2007, the Corporation issued $4.1 million of industrial development bonds used to finance the installation of a new 7-layer W&H blown film line at the Mankato, Minnesota facility. The bonds are secured by the new equipment and are payable in equal monthly installments of approximately $67,000 beginning in March 2007 through February 2013. Interest accrues on the bonds at 5.39% per annum. The Corporation was in default for violating the cross-default provisions of the industrial development bonds.

4. Long-Term Debt (continued)

The $7.6 million in industrial development bonds issued are associated with Company locations. Therefore, the related debt and interest expense has been allocated to the Company. As of September 30, 2008 and December 31, 2007, the Company has recorded $5.4 million and $6.0 million in debt related to the industrial development bonds in the accompanying condensed combined balance sheets, respectively, and $224,000 and $248,000 in interest expense for the nine months ended September 30, 2008 and September 30, 2007, respectively, in the accompanying condensed combined statements of operations. In addition, the Company recorded $29,000 and $29,000 in interest expense related to the amortization of the industrial development bonds deferred financing costs for the nine months ended September 30, 2008 and September 30, 2007, respectively.

The Corporation has incurred deferred financing costs of approximately $7.8 million in connection with the Credit Agreement with approximately $4.1 million allocated to the Company as of September 30, 2008 and December 31, 2007, respectively. The Corporation allocated $577,000 and $534,000 in interest expense to the Company for the nine months ended September 30, 2008 and September 30, 2007, respectively, related to the amortization of deferred financing costs. As of September 30, 2008, the Company has $2.1 million in unamortized deferred financing fees related to the Credit Agreement and the industrial development bonds, included in other long-term assets.

Interest accrues on borrowings under the amended Credit Agreement at the prime rate or the London Inter-bank Offered Rate (LIBOR), plus an applicable margin, as defined. As of September 30, 2008, the applicable margin ranged from 0.75% to 2.00% above the prime rate and 2.75% to 4.00% above LIBOR for both, the Senior Term Loan and the Revolver. The applicable margin on the Junior Term Loan was 7.00% above the prime rate and 9.00% above LIBOR. In June 2007, the Lenders under the Credit Agreement exercised their right to charge an additional 2% in default interest. The amended Credit Agreement contains certain restrictions and covenants relating, but not limited, to the maintenance of financial ratios, dividend payments, asset disposals, acquisitions and capital expenditures. At September 30, 2008, the Corporation was in violation of certain financial covenants related to the provisions in the Credit Agreement as amended. Additionally, on an annual basis, the Corporation is required to make mandatory loan prepayments from excess cash flow as defined in the amended Credit Agreement. Based on the calculation, the Corporation was not required to make an excess cash flow payment for the period ended September 30, 2008.

On March 21, 2008, the Corporation entered into a Third Amendment to Credit Agreement and Forbearance Agreement (the Forbearance Agreement) with its Senior Term Loan lenders. The Forbearance Agreement provided a Special Accommodation Loan of $10 million, required the Corporation to retain a financial advisor and an investment banker to explore strategic alternatives, including up to, the sale of the Corporation, increased the Corporation’s applicable margin by 0.75% and charged other fees, and amended the covenants to include a minimum EBITDA covenant through May 31, 2008, among other items.

4. Long-Term Debt (continued)

In exchange, the Senior Term Loan lenders agreed to forbear from exercising their rights to accelerate obligations existing under the Credit Agreement for 120 days, unless terminated sooner in the event of a forbearance default. See Note 1 for a description of the actions subsequently taken by the Corporation.

5. Income Taxes

The provision for income taxes included in the Company’s accompanying unaudited interim condensed combined financial statements has been determined on a separate return basis using the liability method in accordance with SFAS No. 109. There are no formal income tax sharing agreements or arrangements between the Company and the Corporation. Under this method, deferred income taxes are recognized for the future tax consequence of differences between the tax and financial reporting basis of assets and liabilities at each reporting period. The Company is required to assess its deferred tax assets and the need for a valuation allowance on a separate return basis, and exclude from that assessment the utilization of all or a portion of those losses by the Parent under the separate return method. This assessment requires considerable judgment on the part of Company management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors. Management has evaluated its deferred income tax assets for which a valuation allowance has not been provided and believes such assets would be realized based upon the reversal of temporary timing differences and future projected taxable income.

In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, the Company recorded an income tax benefit of $7.1 million and an income tax expense of $192,000 was recorded for the nine months ended September 30, 2008 and September 30, 2007, respectively.

The Corporation or one of its subsidiaries files income tax returns in the US federal jurisdiction and various states and foreign (Canada) jurisdictions. The Corporation and the Company are not currently subject to US federal, state or local, or non US income tax examinations by tax authorities for any tax years. Therefore the Corporation and the Company believe that there is no tax jurisdiction in which the outcome of unresolved issues or claims is likely to be material to the Company’s combined financial position, cash flows or results of operations. The Corporation believes that it has made adequate provision for all income tax uncertainties. With few exceptions, the Corporation is no longer subject to United States federal, state, and local income tax examinations for years ended before 2004 or before 2003 for non-United States examinations.

At January 1, 2007, the Company’s allocated share of the Corporation’s “unrecognized tax benefits,” that is the aggregate tax effect of differences between tax return positions and the benefits recognized in the Company’s unaudited interim condensed combined financial statements amounted to $655,000. The amount increased to $691,000 for the year ended December 31, 2007 and remains unchanged as of September 30, 2008. If recognized, all of the Company’s unrecognized tax benefits would reduce its income tax expense and effective tax rate.

5. Income Taxes (continued)

During 2008, certain factors could potentially reduce the Company’s share of the Corporation’s unrecognized tax benefits, either because of the expiration of open statutes of limitations or modifications to the Company’s intercompany accounting policies and procedures. Each of these tax positions would affect the Company’s total tax provision and effective tax rate.

The Company classifies interest on tax uncertainties as tax expense and also classifies income tax penalties as tax expense. At January 1, 2007, before any tax benefits, the Company’s allocated share of the Corporation’s accrued interest on unrecognized tax benefits amount to $93,000 and it has recorded no related accrued penalties. The Company’s allocated share of the Corporation’s accrued interest increased by $29,000 for the year ended December 31, 2007 to $122,000. Accrued interest at September 30, 2008 for the Company remains at $122,000.

6. Capital Structure

On March 7, 2008, the Corporation announced that its Board of Directors determined to voluntarily delist its common shares from the NASDAQ Capital Market. In connection with the delisting of the shares, the Corporation filed a Form 25, Notification of Removal from Listing and/or Registration, with the Securities and Exchange Commission (SEC) on March 17, 2008. This Form 25 filing also withdrew the Corporation’s Class A Common Stock from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act). The effective date of the delisting was March 27, 2008. On March 27, 2008, the Corporation filed a Form 15 with the SEC to voluntarily deregister its Class A Common Stock under Section 12(g) of the Exchange Act.

7. Stock-based Compensation

The Corporation’s Stock Option Plans (Option Plans) are designed to serve as an incentive for retaining qualified and competent employees, directors, and agents. Options may be granted under the Option Plans on such terms and at such prices as determined by the Compensation Committee of the Board of Directors (consisting only of outside directors) for the Corporation; provided, however, that the exercise price of options granted under the Option Plans will not be less than 90% of the market value of the Corporation’s Class A Common Stock on the date of grant. To date, the exercise price of all options granted under the Option Plans has been equal to or greater than the fair market value of the Class A Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the option agreement, not to exceed 10 years from the date of grant. Options vest over a five-year period from the date of grant.

The Corporation’s amended 2001 Stock Award Plan allows the granting of 865,000 of stock-based awards, including stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock related awards and performance awards that may be settled in cash, stock, or other property. Compensation expense related to the Corporation’s Option Plans are allocated to the Company and charged to selling, marketing, general, and administrative expense in the Company’s accompanying combined statement of operations over the respective options’ vesting period, primarily on a straight-line basis. Compensation expense allocated to the Company for the nine months ended September 30, 2008 and 2007 was $238,000 and $263,000, respectively. In the first nine months of 2008, there were no stock option grants.

8. Net Payable due to Parent

The following table summarizes the Company’s net payable due to Parent as of September 30, 2008 and December 31, 2007 (in thousands):

	September 30,	December 31,
	2008	2007
Corporate service fee	$17,062	$7,197
Cash management activities, net	4,482	4,797
Tax related allocations	(10,744)	(3,623)
	$10,800	$8,371

During 2006, the Corporation loaned $275,000 to a non-officer employee as part of a relocation benefit to assist in purchasing a new principal residence. The employee repaid the debt in full during 2007.

9. Tulsa Facility Fire

On December 30, 2007, a fire occurred at the Company’s Tulsa facility. The fire caused damage to the building and three production lines which resulted in a loss in operations due to the time incurred to repair the building and the lines and to clean up the facility. The repair of the damaged lines and building was completed in June 2008.

In addition to insurance coverage for business interruptions, the Company had adequate property and casualty insurance to cover such losses. The Company filed claims for payment under the policy including payments for clean up expenses, repairs and replacement of equipment, building and structure repairs and business interruption as a result of the incident.

Based on the Company’s analysis of the damage resulting from the fire at the facility, the substantial value of the equipment that was affected by the fire was not damaged beyond repair and when considering that the affected equipment will continue to contribute to future operations, no impairment charge was recorded for the year ended December 31, 2007. The affected assets remained in fixed assets at historical cost and continued to be depreciated normally. Management did identify approximately $18,000 in inventory that was damaged and could not be sold resulting from the fire and therefore has written off the value of the damaged inventory to cost of sales for the year ended December 31, 2007. No accruals or expenses were recorded for the year ended December 31, 2007, related to clean up costs as services pertaining to clean up did not commence until fiscal 2008. For the nine month period ended September 30, 2008, the Company received $6 million in insurance proceeds from the insurance carrier pertaining to property losses, business interruption and clean up costs resulting from the fire, net of any applicable deductions. The insurance proceeds are classified within selling, marketing, general, and administrative expenses in the condensed combined statement of operations.